Exhibit 99.1

SOFT - Stock Ticker Symbol Up For Sale

Sep 14, 2017

Rights to NASDAQ Registered Ticker Symbol – SOFT - to be sold by Hilco Streambank and Modern IP

New York, NY, September 14, 2017: Hilco Streambank (www.hilcostreambank.com), in a joint venture with Modern IP, LLC, has been retained by SofTech, Inc. to sell its stock ticker symbol, SOFT, as well as related IP assets including its trademark and domain name. A bid deadline has been set for October 18, 2017 at 5:00 PM (ET).

The offering presents a public company or pre-IPO company the unique opportunity to acquire an attractive stock ticker symbol. Potential uses for the stock ticker symbol include strategic re-naming, spinoffs and dual listings, among others. The name is applicable to companies across major industries including technology, soft goods, pharmaceuticals, retail, apparel, home furnishings, water treatment, finance and food & beverage. The ticker symbol is currently registered on the NASDAQ exchange. Other assets included in the sale consist of the SofTech.com domain name and SofTech® trademark registered in the United States.

SofTech, Inc., headquartered in Lowell, MA, was founded in 1969 as one of the earliest software product and consulting companies in the U.S. After a leveraged buyout in 2011, SofTech focused its attention on its HomeView virtual home asset management system, re-branding the company as HomeView and divesting of its non-core assets. As a result, the SOFT ticker symbol and related IP are available. Additionally, the company is making its public shell including its significant net operating loss carryforwards (“NOLs”) available. The public shell may be a useful vehicle for a private company to become public through a reverse merger or to serve as a roll-up entity for an acquirer.

Interested parties should get in touch with Hilco Streambank or Modern IP to obtain bidding information and information about the available assets.

About Hilco Streambank

Hilco Streambank is a market leading advisory firm specializing in intellectual property disposition and valuation. Hilco Streambank has completed numerous sell-side transactions including sales in publicly reported Chapter 11 bankruptcy cases, private transactions, and online sales through HilcoDomains.com and IPv4Auctions.com, Hilco Streambank is part of Northbrook, Illinois based Hilco Global (www.hilcoglobal.com), a worldwide financial services company and leader in helping companies maximize the value of their assets.

About Modern IP LLC

Modern IP is an intellectual property consulting firm specializing in the confidential acquisition of domains, trademarks, social media and more; international negotiations; and facilitating court-ordered domain transfers. The firm excels in the completion of complex acquisitions. Website - www.modernip.com

Jack Hazan Executive Vice President Hilco Streambank (212) 610-5663 jhazan@hilcoglobal.com	Cyntia King Founder Modern IP (818) 209-6088 cking@modernip.com	Dmitriy Chemlin Director Hilco Streambank (212) 610-5642 dchemlin@hilcoglobal.com